                                  Exhibit 11
                        AIRGAS, INC. AND SUBSIDIARIES
                       EARNINGS PER SHARE CALCULATIONS
              For the Years Ended March 31, 1996, 1995 and 1994


                                          Years Ended March 31,
                                  ____________________________________________
                                    1997          1996         1995
                                   Primary/       Primary/     Primary/
                                    Fully         Fully        Fully
                                   Diluted        Diluted      Diluted
                                   _______        _______      _______
Adjustments of Shares Outstanding
_________________________________

Shares of common stock
outstanding-weighted            65,875,000      62,820,000    62,148,000

Net common stock equivalents     2,765,000       3,395,000     3,377,000
                                __________      __________    __________

Adjusted shares outstanding     68,640,000      66,215,000    65,525,000
                                ==========      ==========    ==========

Actual Net Earnings
___________________

Actual net earnings            $23,266,000     $39,720,000   $31,479,000
                               ===========     ==========    ==========

Net Earnings Per Share         $       .34     $       .60   $       .48
                                ==========      ==========    ==========


Earnings per share amounts for 1997, 1996 and 1995 were determined using the treasury stock method.














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